PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS FOR 2006

COMPANY PROVIDES INITIAL GUIDANCE FOR 2007

COMPANY COMMUNICATES 3-YEAR OUTLOOK

COMPANY ANNOUNCES $600 MILLION SHARE REPURCHASE PROGRAM

Columbus, Ohio - March 9, 2007 - Big Lots, Inc. (NYSE: BIG) today reported fourth quarter fiscal 2006 net income of $104.3 million, or $0.94 per diluted share, compared to net income of $14.7 million, or $0.13 per diluted share for the same period of fiscal 2005. For the fifty-three week fiscal year ended February 3, 2007, net income was $124.0 million, or $1.11 per diluted share, compared to a net loss of $10.1 million, or $0.09 per diluted share, for the fifty-two week fiscal year in 2005. Results include both the continuing operations of the business and discontinued operations.

Discontinued Operations
As discussed in the Company’s Form 10-K filed with the SEC on April 13, 2006, activity related to KB Toys, a former division of the Company, as well as the operating results and costs associated with 130 stores closed in January 2006 are classified as discontinued operations. For the fourth quarter and fiscal year ended February 3, 2007, net income from discontinued operations totaled $12.7 million and $11.4 million, respectively, compared to a net loss of $23.0 million and $25.8 million, respectively, for the fourth quarter and full year periods of fiscal 2005.

Continuing Operations
For the fourth quarter of fiscal 2006, the income from continuing operations was $91.6 million, or $0.83 per diluted share, compared to income from continuing operations of $37.7 million, or $0.33 per diluted share, for the same period of fiscal 2005. For the fifty-three week fiscal year ended February 3, 2007, income from continuing operations was $112.6 million, or $1.01 per diluted share, compared to income from continuing operations of $15.7 million, or $0.14 per diluted share, for the fifty-two week fiscal year in 2005.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

FULL YEAR FISCAL 2006 HIGHLIGHTS

•	Income from continuing operations of $1.01 per diluted share versus income from continuing operations of $0.14 per diluted share last year
•	Comparable store sales increase of 4.6%
•	Operating profit expansion of 290 basis points
•	Record $351 million of Cash Flow (defined as operating activities less investing activities)
•	Record inventory turnover of 3.4
•	Completed $150 million Share Repurchase program

Commenting on fiscal year 2006 results, Steve Fishman, Chairman and Chief Executive Officer stated, “We made Big Lots a stronger company in 2006 by staying focused on our WIN strategy and holding our team accountable. Quarter by quarter, our execution improved and the merchandise offering in our stores got better and better. During 2006, we restored consistency in comp sales growth, turned inventory faster, and generated more cash than any other period in the Company’s history. We reinvested in our business and returned cash to our shareholders by spending $150 million to repurchase 9.4 million shares of the Company’s stock. Our organization worked extremely hard over the last 12 months and I firmly believe that the WIN strategy is working and we’re seeing the benefits of our efforts in these results. We are equally as excited about what we learned throughout 2006 which served as the basis for our strategies that have been developed for the next three years.”

FOURTH QUARTER HIGHLIGHTS

•	Income from continuing operations of $0.83 per diluted share versus income from continuing operations of $0.33 per diluted share last year
•	Comparable store sales increase of 4.9%
•	Gross margin rate of 40.5%, up 340 basis points to last year
•	Expense rate of 31.6%, an improvement of 100 basis points to last year
•	Record Cash Flow and inventory turnover

Fourth Quarter Results

Fourth quarter net sales for the fourteen week fiscal quarter ended February 3, 2007, increased 10.8% to $1,545.4 million, compared to $1,394.9 million for the thirteen week fourth quarter in fiscal 2005. Comparable store sales for stores open at least two years at the beginning of the fiscal year increased 4.9% for the quarter.

Operating profit for the fourth quarter of fiscal 2006 was $137.0 million, or 8.9% of sales, compared to last year’s operating profit of $62.8 million, or 4.5% of sales. The improvement in operating profit performance resulted from the Company’s 4.9% comparable store sales increase, a higher gross margin rate, and the continuation of expense leverage compared to the prior year. The Company’s gross margin rate increased 340 basis points compared to last year principally due to improved merchandising and inventory management throughout the entire year which led to significantly less clearance merchandise compared to the prior year. Expenses as a percent of sales improved by 100 basis points resulting primarily from store and distribution center efficiencies associated with lower inventory levels and improved timing of inventory flow.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

For the fourth quarter of fiscal 2006, the Company recorded net interest income of $1.9 million, a $3.0 million improvement compared to last year, which was directly attributable to the improved cash generation of the business over the last 12 months.

Inventory and Cash Management

Inventory ended the quarter at $758 million, down 9% or $78 million compared to last year. Lower inventory value resulted from a decline in store count along with an 8% decline in average store inventory levels year over year. For the fourth quarter, the Company achieved record inventory turnover results driven by improving inventory management and timely flow of merchandise along with strength in comparable store sales. Inventory turnover performance combined with improving operating results yielded higher Cash Flow for the fourth quarter compared to last year. Cash Flow for the fourth quarter of fiscal 2006 was $304 million compared to approximately $230 million of Cash Flow during the same period last year. The Company ended the fourth quarter of fiscal 2006 with no debt and total cash and investments of $282 million, an increase of $280 million over the prior year.

Share Repurchase Update

As announced in February of 2006, the Company’s Board of Directors authorized the repurchase of up to $150 million of the Company’s common shares. During the fourth quarter of fiscal 2006, the Company completed its $150 million program by purchasing 702,489 shares at a weighted average cost of $22.78. For fiscal 2006, the Company invested $150 million to repurchase 9,434,610 shares at a weighted average price of $15.90 per share. The shares repurchased represent approximately 8% of the total outstanding shares at the beginning of fiscal 2006.

Discontinued Operations

The Company reported income from discontinued operations of $12.7 million in the fourth quarter of fiscal year 2006 compared to a loss from discontinued operations of $23.0 million in fiscal year 2005. The income from discontinued operations for the fourth quarter of fiscal year 2006 was principally comprised of $13.5 million due to the release of a portion of the Company’s KB Toys business bankruptcy-related indemnification reserves and $0.6 million related to the release of a portion of the remaining lease obligations of the 130 stores closed in the fourth quarter of fiscal year 2005; partially offset by a $1.4 million loss due to the sale of the Pittsfield, Massachusetts distribution center (formerly owned by the KB Toys business). The Company’s loss from discontinued operations in the fourth quarter of fiscal year 2005 included $22.6 million primarily related to exit costs of the 130 stores closed, $1.0 million associated with the write down of the Pittsfield, Massachusetts distribution center to fair value less selling cost, upon classification as held for sale, partially offset by $0.6 million of income for the reversal of liabilities associated with the KB Toys business.

2007 OUTLOOK

•	Initial Fiscal 2007 annual guidance for income from continuing operations of $1.18 to $1.23 per share versus income from continuing operations of $1.01 per share last year
•	Initial annual Cash Flow guidance of approximately $180 million
•	Initial Q1 guidance for income from continuing operations of $0.18 to $0.22 versus income from continuing operations of $0.13 per share last year

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

The Company anticipates fiscal 2007 income from continuing operations of $1.18 to $1.23 per diluted share compared to income from continuing operations of $1.01 per diluted share for fiscal 2006. This guidance for EPS growth in the range of 17% to 22% compared to last year is based on an expected increase in comparable store sales of approximately 3% and continued expense leverage. Expense leverage at the planned 3% comparable store sales increase is expected to be in the range of 50 to 70 basis points. The Company estimates that a comparable store sales increase of approximately 1% is needed to leverage the expense structure of the business. The gross margin rate for fiscal 2007 is expected to be essentially flat to fiscal 2006.

The Company projects its income tax rate to be in the range of 36.0% to 39.0%. Capital expenditures are expected to be approximately $70 to $75 million with depreciation expense estimated to be in the range of $90 to $95 million. The Company estimates this financial performance combined with an inventory turnover of 3.5 times should result in Cash Flow of approximately $180 million.

For the first quarter of fiscal 2007, the Company’s guidance calls for a 4% to 6% comparable store sales increase. Based on this level of sales performance, the Company’s earnings are estimated to be in the range of $0.18 to $0.22 per diluted share, compared to income from continuing operations for the first quarter of fiscal 2006 of $0.13 per diluted share.

LONG RANGE OUTLOOK THROUGH FISCAL 2009

•	Target annual EPS growth rate of 20%
•	Target operating profit rate of approximately 5.5% by fiscal 2009
•	Cumulative capital expenditures of approximately $170 to $190 million
•	Cumulative Cash Flow of approximately $550 to $600 million
•	$600 million share repurchase program to begin in 2007

During August of 2005, the Company introduced its WIN Strategy (What’s Important Now). The Company indicated at that time that WIN would be comprised of 3 distinctive phases: Discovery, Testing and Learning, and Execution. The Discovery phase (Q3 and Q4 of 2005) included tactical decisions to improve near-term performance along with the development of strategic changes to be implemented or tested during fiscal 2006. Throughout the Testing and Learning phase (fiscal 2006), the Company implemented or tested several merchandising, marketing, and operational strategies to better understand the business’ future potential. With the tactical changes made and the knowledge gained from testing and learning, the Company is entering the Execution phase, focusing on fiscal 2007 through fiscal 2009. The long-term view includes the learnings of the last 18 months and encompasses a complete assessment of all areas of the Company’s operations in order to identify the key growth initiatives and strategic investments needed to improve the long-term fitness of the business. The Execution phase is a strategic and executable roadmap focused on expanding the operating profit rate, driving sustainable EPS growth, and generating significant Cash Flow to reinvest in the business or return to shareholders.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Based on the detailed strategies underlying the Execution phase (fiscal 2007 - fiscal 2009), the Company announced a three-year financial outlook based on the following assumptions: 1) an annual comparable store sales increase of approximately 3% with sales approaching $170 per selling square foot; 2) a gross margin rate that is essentially flat to actual 2006 results; and 3) expense leverage in the areas of stores, distribution and transportation, insurance costs, and lower depreciation expense based on disciplined capital allocation. Based on these longer-term assumptions, the Company has estimated that the operating profit rate would be approximately 5.5% by fiscal 2009. This operating profit rate expansion would translate to earnings per share of approximately $1.75 by fiscal 2009, or 20% annual compounded growth over the three year period.

Cash Flow for the next three years is anticipated to be approximately $550 to $600 million. Cash Flow estimates include the operating profit growth mentioned above along with an estimated $170 to $190 million of capital expenditures. Additionally, the Company expects to achieve improvements in payables leverage and expects inventory turnover to reach approximately 3.7 by fiscal 2009.

The Company also announced today its Board of Directors authorized the repurchase of up to $600 million of the Company’s common shares commencing immediately and continuing until exhausted. Based on the current share price and number of shares outstanding, the program would allow the Company to acquire approximately 22% of its outstanding shares. The Company believes that the repurchase plan builds value for shareholders. The size of the repurchase program fits well within the Company’s capital structure and long range view of its Cash Flow potential. The Company said it expects the purchases to be made from time to time in the open market and/or in privately negotiated transactions at the Company's discretion, subject to market conditions and other factors. Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.

Conference Call/Webcast

The Company will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company's fourth quarter and fiscal 2006 financial results, its fiscal 2007 financial guidance, and provide commentary on the Company’s three year outlook. The Company invites you to listen to the webcast of the conference call through the Investors section of our website (www.biglots.com).

If you are unable to join the live webcast, an archive of the call will be available through the Investors section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Sunday, March 25. A replay of the call will also be available beginning March 9 at 12:00 noon (Eastern Time) through March 25 at midnight by dialing: 1.800.207.7077 (United States and Canada) or 1.913.383.5767 (International or metro-Seattle). The PIN is 5326.

Big Lots is the nation’s largest broadline closeout retailer. The Company currently operates 1,375 BIG LOTS stores in 47 states. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with online sales at www.biglotswholesale.com. The Company’s website is located at www.biglots.com.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by that Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	FEBRUARY 3	JANUARY 28
	2007	2006
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$281,657	$1,710
Inventories	758,185	836,092
Deferred income taxes	60,292	78,539
Other current assets	48,913	77,413
Total current assets	1,149,047	993,754

Property and equipment - net	505,647	584,083

Deferred income taxes	45,057	18,609
Other assets	20,775	29,051

	$1,720,526	$1,625,497

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$193,996	$169,952
Property, payroll and other taxes	93,706	107,126
Accrued operating expenses	58,815	60,270
Insurance reserves	43,518	46,474
KB lease obligation	12,660	27,205
Accrued salaries and wages	43,515	25,171
Income taxes payable	28,022	325
Total current liabilities	474,232	436,523

Long-term obligations	0	5,500

Deferred rent	37,801	42,288
Insurance reserves	44,238	42,037
Other liabilities	34,552	20,425

Shareholders' equity	1,129,703	1,078,724
	$1,720,526	$1,625,497

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	14 WEEKS ENDED		13 WEEKS ENDED
	FEBRUARY 3		JANUARY 28
	2007	%	2006	%
	(Unaudited)		(Unaudited)

Net sales	$1,545,354	100.0	$1,394,902	100.0

Gross margin	625,472	40.5	517,023	37.1

Selling and administrative expenses	461,793	29.9	426,831	30.6

Depreciation expense	26,711	1.7	27,394	2.0

Operating profit	136,968	8.9	62,798	4.5

Interest expense	(191)	(0.0)	(1,424)	(0.1)

Interest and investment income	2,048	0.1	282	0.0

Income from continuing operations before income taxes	138,825	9.0	61,656	4.4

Income tax expense	47,234	3.1	24,003	1.7

Income from continuing operations	91,591	5.9	37,653	2.7

Income (loss) from discontinued operations, net of tax expense (benefit) of $6,218 and ($14,142), respectively	12,708	0.8	(23,001)	(1.6)

Net income (loss)	$104,299	6.7	$14,652	1.1

Income (loss) per common share - basic
Continuing operations	$0.84		$0.33
Discontinued operations	0.12		(0.20)
Net income (loss)	$0.96		$0.13

Income (loss) per common share - diluted
Continuing operations	$0.83		$0.33
Discontinued operations	0.11		(0.20)
Net income (loss)	$0.94		$0.13

Weighted average common shares outstanding
Basic	109,090		113,428
Dilutive effect of share-based awards	1,888		596
Diluted	110,978		114,024

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	53 WEEKS ENDED		52 WEEKS ENDED
	FEBRUARY 3		JANUARY 28
	2007	%	2006	%
	(Unaudited)

Net sales	$4,743,048	100.0	$4,429,905	100.0

Gross margin	1,891,432	39.9	1,731,666	39.1

Selling and administrative expenses	1,622,339	34.2	1,596,136	36.0

Depreciation expense	101,279	2.1	108,657	2.5

Operating profit	167,814	3.5	26,873	0.6

Interest expense	(581)	(0.0)	(6,272)	(0.1)

Interest and investment income	3,257	0.1	313	0.0

Income from continuing operations before income taxes	170,490	3.6	20,914	0.5

Income tax expense	57,872	1.2	5,189	0.1

Income from continuing operations	112,618	2.4	15,725	0.4

Income (loss) from discontinued operations, net of tax expense (benefit) of $4,445 and ($15,886), respectively	11,427	0.2	(25,813)	(0.6)

Net income (loss)	$124,045	2.6	$(10,088)	(0.2)

Income (loss) per common share - basic
Continuing operations	$1.02		$0.14
Discontinued operations	0.10		(0.23)
Net income (loss)	$1.12		$(0.09)

Income (loss) per common share - diluted
Continuing operations	$1.01		$0.14
Discontinued operations	0.10		(0.23)
Net income (loss)	$1.11		$(0.09)

Weighted average common shares outstanding
Basic	110,336		113,240
Dilutive effect of share-based awards	1,594		437
Diluted	111,930		113,677

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	14 WEEKS ENDED	13 WEEKS ENDED
	February 3, 2007	January 28, 2006
	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$308,712	$239,630

Net cash used in investing activities	(5,096)	(9,498)

Net cash used in financing activities	(29,485)	(243,514)

Increase (decrease) in cash and cash equivalents	274,131	(13,382)
Cash and cash equivalents:
Beginning of period	7,526	15,092
End of period	$281,657	$1,710

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	53 WEEKS ENDED	52 WEEKS ENDED
	February 3, 2007	January 28, 2006
	(Unaudited)

Net cash provided by operating activities	$381,477	$212,965

Net cash used in investing activities	(30,421)	(66,702)

Net cash used in financing activities	(71,109)	(147,074)

Increase (decrease) in cash and cash equivalents	279,947	(811)
Cash and cash equivalents:
Beginning of period	1,710	2,521
End of period	$281,657	$1,710